Exhibit No. 10

FREESTANDING

STOCK APPRECIATION RIGHT AGREEMENT

(Settled in Cash)

(Date) No. of Shares: __,000 Grant Price per Share: $ Date of Grant: _______________ Expiration Date: _____________ Serial Number: ______

PERSONAL AND CONFIDENTIAL:

(Name and Address)

Dear (Salutation):

We are pleased to inform you that, as a key associate of United Retail Group, Inc. (herein called the “Company”) or one of its subsidiaries, you have been granted a stock appreciation right (herein called a “right”) under the Company’s 2006 Equity-Based Compensation and Performance Incentive Plan (herein called the “Plan”). The right gives you the opportunity to receive a lump sum cash payment at the time of exercise of the right, equal to the amount by which the market value of all shares in respect of which the right is exercised exceeds the grant price set forth above multiplied by the number of shares in respect of which the right is exercised, subject to your acceptance of the award as provided in Section 1 below and the terms and conditions that follow in this letter agreement or are contained in the Plan. The date of the grant evidenced by this letter agreement (herein called the date of grant) and the date the right expires are set forth above. A copy of the Plan and a Notice of Exercise of Right form are enclosed. The terms and conditions of the right, including non-standard provisions permitted by the Plan, are set forth below, provided, however, that in the event of any inconsistency between the provisions of this letter agreement and the Plan, the provisions of the Plan shall prevail.

1.            Acceptance of Right. The right cannot be exercised unless you sign your name in the space provided on the enclosed copies of this letter agreement and cause one signed copy to be delivered to the Secretary of the Company, 365 West Passaic Street, Rochelle Park, New Jersey, 07662, before 4:30 p.m. Eastern time on the 30th day after the date of grant. If the Secretary does not receive your properly executed copy of this letter agreement before 4:30 p.m. Eastern time on the 30th day after the date of grant, then, anything in this letter agreement to the contrary notwithstanding, the right will be void ab initio and of no effect. (Your signing and delivering a copy of this letter agreement will evidence your acceptance of the right upon the terms and conditions herein stated.)

2.	Exercise.

(a)                                Subject to the provisions of this Section 2 and of Sections 4, 5(b) and 8, the right shall be exercisable as to 20% of the number of shares set forth above on the completion of the first full year after the date of grant and as to an additional 20% of the number of shares on the completion of each of the next four years. Except as otherwise provided in Section 4, the right shall lapse on the seventh anniversary of the date of grant.

(b)                                The right shall not become exercisable unless you shall have remained continuously in the employ or service of the Company or of one or more of its subsidiaries (as defined in the Plan) for at least one year beginning with the date of grant, except as provided in Sections 4 and 8.

3.            Transferability of Right. The right shall not be transferable by you otherwise than (i) by will, (ii) by the laws of descent and distribution, (iii) pursuant to a domestic relations order or (iv) by gift to a family member. During your lifetime the right shall be exercisable only by you or your permitted transferee. Any transferred right shall continue to be subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 5 and shall be reported in writing promptly to the Treasury Desk at the Home Office.

4.            Death or Disability. Section 2 to the contrary notwithstanding, if your employment by or service with the Company or a subsidiary terminates by reason of your death or disability (as defined in the Plan), the right will become immediately exercisable in full and non-forfeitable and shall continue to be exercisable for a period of one year from the date of termination.

5.	Other Termination of Employment.

(a)                                Subject to Section 5(b), if your employment with the Company or a subsidiary terminates otherwise than by reason of your death or disability, the right shall be exercisable only with respect to the number of shares with respect to which it was exercisable on the date of termination of employment and shall terminate and cease to be exercisable three months after termination, except in the case of termination by the Company for cause (as defined in the Plan), in which case, subject to Section 8, the right shall be forfeited and no longer exercisable.

(b)                                Section 2 to the contrary notwithstanding but subject to Section 8, if the Compensation Committee of the Company’s Board of Directors (the “Committee”) determines that you violated a non-competition agreement with the Company in any material respect, the right shall be forfeited at the time the Committee’s determination is made.

(c)          For the purposes of this letter agreement, your employment by a subsidiary of the Company shall be considered terminated on the date that the company by which you are employed is no longer a subsidiary of the Company

6.            Transfer of Employment; Leave of Absence. A transfer of your employment from the Company to a subsidiary or vice versa, or from one subsidiary to another, without an intervening period, shall not be deemed a termination of employment. If you are granted an authorized leave of absence, you shall be deemed to have remained in the employ of the Company or a subsidiary during such leave of absence.

7.	Adjustments in Right.

(a)                                The existence of this letter agreement and the right shall not affect or restrict in any way the right or power of the Board of Directors or the stockholders of the Company to make or authorize any reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the shares or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business.

(b)                                In the event of any change in or affecting the outstanding shares by reason of a stock dividend or split, merger or consolidation (whether or not the Company is the surviving corporation), recapitalization, spin-off, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors shall make such amendments to the Plan, this letter agreement and the right and make such adjustments and take actions thereunder as it deems appropriate, in its sole discretion, under the circumstances. Such amendments, adjustments and actions may include, but are not limited to, (i) changes in the number and kind of shares set forth above, (ii) changes in the grant price per share, and (iii) accelerating the vesting of the right. The determination by the Board as to the terms of any of the foregoing adjustments shall be conclusive and binding.

8.            Change in Control. In the event a change in control of the Company occurs, the right, if then outstanding, shall automatically become fully exercisable and non-forfeitable, Sections 2 and 5 to the contrary notwithstanding.

9.	Notice of Exercise.

(a)                                Subject to the terms and conditions of this letter agreement, the right may be exercised, in whole at any time or in part from time to time, during the period permitted by the terms of this letter agreement. Rights are exercised by delivering a signed Notice of Exercise of Right form to the Treasury Desk at the Home Office (a fax received there qualifies as delivery). Delivery of a signed form constitutes your legally binding irrevocable exercise of rights, as indicated on the form. In the case of any such delivery by facsimile transmission, the original Notice of Exercise of Right form shall be promptly forwarded by you by hand or mail to the Treasury Desk, but delivery thereof to the Treasury Desk shall not be a condition to exercise of the right and the receipt of the facsimile transmission by the Treasury Desk shall be sufficient therefor. If a properly executed Notice of Exercise of Right form is not received by the Treasury Desk of the Company by the applicable expiration date specified in Sections 2(a), 4 or 5, such notice will be deemed void and of no effect. If notice of exercise of the right is given by a person other than you, the Company may require as a condition to exercise of the right the submission to the Company of appropriate proof of the right of such person to exercise the right.

(b)          To the extent that the right shall have become exercisable and shall not have been exercised or cancelled or, by reason of any termination of employment, shall have become non-exercisable, it shall be deemed to have been exercised automatically, without any notice of exercise, on the last day on which it is exercisable, provided that any conditions or limitations on its exercise other than notice of exercise are satisfied and the right shall then have value.

10.	Tax Matters.

(a)                                You should consult your tax accountant about the tax consequences of receiving the right, its becoming exercisable and exercising the right.

(b)                                Upon exercise of a right by an associate, Federal income tax withholding (and state and local income tax withholding, if applicable) may be required in respect of taxes on income realized.

11.	Employment.

Nothing contained in this letter agreement shall confer any right to continue in the employ or other service of the Company or a subsidiary or limit in any way the right of the Company or a subsidiary to change your compensation or other benefits or to terminate your employment or other service with or without cause.

12.	Short-Swing Trading.

An executive officer of the Company or one of its subsidiaries who exercises a right or whose right is cashed out must report the disposition of the right on a Form 4 Statement of Changes in Beneficial Ownership filed within two trading days with the EDGAR database of the Securities and Exchange Commission. (The General Counsel of the Company will draft the Form 4 on request but the filing is the personal responsibility of the holder.)

13.	Recruiting Company Associates.

For a period of ten years after the date of grant set forth above, you shall not, directly or indirectly, (i) induce or attempt to influence any employee of, or consultant under contract with, the Company to leave its employ; or (ii) take an active part in aiding any competitor of the Company or any other person in any attempt to induce or influence any employee of, or consultant under contract with, the Company to leave its employ.

14.	Confidential Information.

You shall never use, disclose or divulge, furnish or make accessible to anyone, directly or indirectly, any (i) trade secrets, confidential or proprietary information, and any other non-public knowledge, information, documents or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, and learned or obtained while in the employ of the Company, including, but not limited to, the Company’s research and development operations, identities of employees, business relationships, products (including prices, costs, sales or content), processes, techniques, contracts, financial information or measures, business methods, future business plans, data bases, computer programs, designs, models and operating procedures, and (ii) private information about any of the Company’s other employees learned or obtained while in the employ of the Company (collectively, “Information”), but excluding any Information that shall become generally known to the public or in the trade without violation of this Section 14.

15.	Making Disparaging Statements.

Neither you nor the Company shall ever make or authorize any public statement disparaging the other party, provided, however, that neither party shall be restricted in responding to any legal process.

16.	Time of Essence.

Time is of the essence of the provisions of this letter agreement with respect to delivering notices. There is no grace period.

17.	Successors.

This letter agreement is binding on your heirs and personal representatives and permitted transferees and on the successors of the Company.

18.	Equitable Remedies.

Each party acknowledges and agrees that the other party may be irreparably injured by a breach of this letter agreement by such party and that money damages may be an inadequate remedy for breach of this letter agreement because of the difficulty of ascertaining the amount of damage that may be suffered in the event that this letter agreement is breached. Accordingly, each party agrees that the other party may seek specific performance of this letter agreement and injunctive or other equitable relief as a remedy for any such breach, without proof of actual damages, and further agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this letter agreement, but shall be in addition to all other remedies available at law or equity. In the event of litigation relating to this letter agreement, the non-prevailing party (as determined by a court of competent jurisdiction in a final, nonappealable order) will reimburse the prevailing party for its reasonable out-of-pocket expenses (including, without limitation, reasonable out-of-pocket legal fees and expenses) incurred in connection with all such litigation.

19.	Counterparts.

This letter agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original.

Very truly yours, UNITED RETAIL GROUP, INC.
By
Chief Executive Officer

I hereby agree to the terms and conditions set forth above and acknowledge that I have received and read a copy of the United Retail Group, Inc. 2006 Equity-Based Compensation and Performance Incentive Plan.

_________________________________
(please sign your name)	(date stamp of Company Secretary)